NeuroMetrix Reports Q3 2020 Financial Results

WOBURN, Mass., October 22, 2020 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended September 30, 2020. The Company is a leading developer of neurostimulation-based medical devices that are used to diagnose and treat chronic health conditions.

Q3 2020 Highlights:

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Revenue of $2.0 million was about level with $2.1 million in Q3 2019 reflecting an improving economic environment and broadening delivery of health care services. Gross margin on revenue was $1.5 million or 73.6%, up 17.4 percentage points from Q3 2019 gross margin of 56.2%.

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DPNCheck® posted record quarterly sales in Q3 2020. The Medicare Advantage sector continued to be the main sales driver. The recently announced collaboration with Biomedix, Inc. contributed to DPNCheck sales.

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The Journal of Diabetes Investigation published the results of a large study led by Dr. Hideki Kamiyo at the Aichi Medical University Hospital (Nagakute, Japan). The study demonstrated that DPNCheck® effectively determines the severity of diabetic peripheral neuropathy (DPN).

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The Quell® Apple Watch® app was launched in September. This is the first smartwatch app for an over-the-counter pain relief device. It gives users the ability to control their Quell device and monitor pain relief from the wrist.

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The first patients in an NIH-funded multi-site, randomized sham-controlled trial evaluating the efficacy of Quell in chemotherapy-induced peripheral neuropathy (CIPN) were enrolled. The study was designed and is being run by the University of Rochester School of Medicine and Dentistry.

•	A U.S. utility patent was issued covering Quell core technology that regulates electrical stimulation based on the user's body position.

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A PAINWeek 2020 scientific presentation described a study of over 1,000 Quell users with chronic knee pain. The study demonstrated a clinically meaningful improvement in pain severity and functional impairment.

"We are encouraged by the recovery of commercial activity in the third quarter, particularly regarding DPNCheck,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Although business uncertainty remains, we are meeting our customers' needs on a timely basis while strengthening our unique Quell technology, including its clinical foundation and intellectual property position. We remain on track to launch the next generation DPNCheck in 2021. Importantly, we are also making meaningful progress towards operating profitability.”

Financials:

In the third quarter of 2020, total revenues were $2.0 million, approximately flat with $2.1 million in the prior year period. Gross margin was $1.5 million versus $1.2 million in Q3 2019. The gross margin rate of 73.6% was an improvement of 17.4 percentage points from Q3 2019. Operating expenses were $1.8 million, a reduction of $0.8 million or 32.1%, from $2.6 million in Q3 2019. Net loss was $0.3 million compared to a net loss of $1.4 million in Q3 2019. Net cash usage from operations was $0.5 million compared with $1.7 million in Q3 2019. The Company ended the quarter with cash of $4.9 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, October 22, 2020. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 9786945. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 9786945. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is a leading developer and manufacturer of diagnostic and therapeutic neurostimulation-based medical devices that are used throughout the world. The Company has three FDA cleared commercial products. DPNCheck® is a point-of-care test that is used to evaluate peripheral neuropathies. ADVANCE™ is a point-of-care device that provides nerve conduction studies as an aid in diagnosing and evaluating patients suspected of having focal or systemic neuropathies. Quell® 2.0 is a wearable, mobile app enabled, neurostimulation device indicated for symptomatic relief and management of chronic pain and is available over-the-counter. The Company maintains an active, industry-leading R&D program. For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$2,036,228	$2,088,001	$5,568,243	$7,565,619

Cost of revenues	537,614	914,322	1,652,890	6,382,340

Gross profit	1,498,614	1,173,679	3,915,353	1,183,279

Operating expenses:
Research and development	652,671	475,137	1,846,569	2,365,139
Sales and marketing	340,927	647,719	1,144,389	4,046,956
General and administrative	762,903	1,462,887	2,693,146	4,646,932

Total operating expenses	1,756,501	2,585,743	5,684,104	11,059,027

Loss from operations	(257,887)	(1,412,064)	(1,768,751)	(9,875,748)

Other income:
Collaboration income	—	—	—	7,116,667
Other income	774	7,464	2,323	42,797

Total other income	774	7,464	2,323	7,159,464

Net loss	$(257,113)	$(1,404,600)	$(1,766,428)	$(2,716,284)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$4,929,175	$3,126,206
Other current assets	2,360,965	2,304,608
Noncurrent assets	1,049,898	1,462,872
Total assets	$8,340,038	$6,893,686

Current liabilities	$2,386,363	$3,446,778
Lease Obligation, net of current portion	581,903	916,674
Stockholders’ equity	5,371,772	2,530,234
Total liabilities and stockholders’ equity	$8,340,038	$6,893,686

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